EXHIBIT 99.1

HCC CONTRIBUTES $75 MILLION CAPITAL TO INSCO
SUBSIDIARIES WITH OPTIMISTIC OUTLOOK FOR 2005

HOUSTON (December 27, 2004) . . .
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today that the Company had utilized a significant part of the proceeds from its recently completed equity offering, in making a $75 million capital contribution to its insurance company subsidiaries.

Stephen L. Way, Chairman and Chief Executive Officer, said, “Despite the perceived generally negative industry analysis we are hearing from reinsurers and sell side analysts alike, we remain very optimistic about our specialty lines of business and the outlook for 2005.” Mr. Way added, “We expect our net premium to grow significantly next year due to acquisitions made in 2004 and less ceded reinsurance.”

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets of more than $5.5 billion, shareholders’ equity of over $1.25 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President HCC Insurance Holdings, Inc. Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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